October 22, 1999

Spitzer & Feldman P.C.
405 Park Avenue
New York, New York 10022

Ladies and Gentlemen:

     As special Massachusetts counsel to StockJungle.com Trust (the "Trust"), we have been asked to render our opinion in connection with the issuance by the Trust of an unlimited number of shares, $.001 par value per share (the "Shares"), of the Trust representing interests in StockJungle.com Market Leaders Growth Fund, StockJungle.com No Fee S&P 500 Index Fund, StockJungle.com Pure
Play Internet Fund and StockJungle.com Community Intelligence Fund (collectively, the "Funds"), portfolio series of the Trust, each of which has been established and designated in Section 4.2 of the Trust's Second Amended and Restated Agreement and Declaration of Trust dated October 20, 1999 (the "Master Trust Agreement") and as more fully described in the prospectus and statement of additional information contained in Pre-Effective Amendment No. 2 (the "Amendment") to the Registration Statement on Form N-1A (Registration No. 333-81359) of the Trust.

     We have examined the Master Trust Agreement, the By-Laws of the Trust, certain resolutions adopted by the Board of Trustees of the Trust, the prospectus and statement of additional information which form a part of the Amendment and such other documents as we deemed necessary for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the prospectus and statement of additional information relating to the Shares, as in effect at the time of the sale, will be legally issued, fully-paid and non-assessable by the Trust.

     We also hereby consent to the reference to this firm in the prospectus and statement of additional information which form a part of the Amendment and to a copy of this opinion being filed as an exhibit to the Amendment.

                                                   Very truly yours,

                                                   GOODWIN, PROCTER & HOAR LLP